                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 0)1

                           Edutrek International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    28164K108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------

                                   12/31/1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ X ]    Rule 13d-1 (b)

         [   ]    Rule 13d-1 (c)

         [   ]    Rule 13d-1 (d)

---------------
    (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                       [Continued on the following pages]

CUSIP No. 28164K108         13G                     Page 2 of 6 Pages

----------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Oregon Public Employees' Retirement Fund
         93-6001869
----------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
                                                        (a)[   ]
                                                        (b)[   ]
----------------------------------------------------------------
3.   SEC USE ONLY

----------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Oregon

------------------------------------ ---------------------------
                               5. SOLE VOTING POWER
 NUMBER OF                           0
 SHARES                        -----------------------------
 BENEFICIALLY                  6. SHARED VOTING POWER
 OWNED BY
 EACH                                425,000
 REPORTING                     -----------------------------
 PERSON                        7. SOLE DISPOSITIVE POWER
 WITH                                0
                              -----------------------------
                               8. SHARED DISPOSITIVE POWER
                                     425,000
---------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         425,000
----------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES                                               [   ]
----------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.48%
----------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
         EP

CUSIP No. 28164K108           13G                   Page 3 of 6 Pages

Item 1(a). Name of Issuer:

                EDUTREK INTERNATIONAL, INC.

Item 1(b). Address of Issuer's Principal Executive Offices:

                6600 Peachtree Dunwoody Road, 500 Embassy Row
                Atlanta GA  30328

Item 2(a). Name of Person Filing:

                Oregon Public Employees' Retirement Fund







Item 2(b). Address of Principal Business Office or, if None,
           Residence:

                100 Labor and Industries Building
                350 Winter Street, NE
                Salem, OR  97310

Item 2(c). Citizenship:

                Oregon

Item 2(d). Title of Class of Securities:

                CLASS A COMMON STOCK

Item 2(e). CUSIP Number:

                28164K108

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

    (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

CUSIP No. 28164K108              13G              Page 4 of 6 ages

    (d) [ ] Investment Company registered under Section 8 of the
            Investment Company Act.

    (e) [ ] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

    (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); see item 7;

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c),
        check this box [   ]

Item 4. Ownership.
        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
        Item 1.

       (a)  Amount beneficially owned:

            425,000


       (b)  Percent of class: 9.48%

       (c) Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote        0
       (ii) Shared power to vote or to direct the vote      425,000
      (iii) Sole power to dispose or to direct the
            disposition of                                  0
       (iv) Shared power to dispose or to direct the
            disposition of                                  425,000

CUSIP No. 28164K108              13G           Page 5 of 6 Pages

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

         [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
         Person.



         Wellington Management Company, LLP







Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company.

               N/A

Item 8. Identification and Classification of Members of the Group.

               Not Applicable.  This schedule is not being filed
               Pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

Item 9.  Notice of Dissolution of Group.

               Not Applicable.

Item 10. Certification.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

       "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the

CUSIP No. 28164K108              13G                Page 6 of 6 Pages

      effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


                           SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                             By:--//W. Dan Smith//--
                             Name:  W. Dan Smith
                             Title: Investment Director
                             Date: February 17, 2000